                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (Amendment No. 2)

                   Under the Securities Exchange Act of 1934*



                          International Game Technology
--------------------------------------------------------------------------------
                                (Name of Issuer)

                   Common Stock, par value $.000625 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   459902-10-2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule
pursuant to which this Schedule is filed:                    [ ]  Rule 13d-1(b)
                                                             [X]  Rule 13d-1(c)
                                                             [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

----------------------                                      -------------------

CUSIP No. - 459902-10-2                                     Page 2 of 8 Pages

----------------------                                      -------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          ESL Partners, L.P., a Delaware limited partnership
          22-2875193
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [X]
                                                                       (b) [ ]

--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                      5  SOLE VOTING POWER
  NUMBER OF
    SHARES                   0
 BENEFICIALLY
   OWNED BY
     EACH
  REPORTING
    PERSON
     WITH
                      ----------------------------------------------------------
                      6  SHARED VOTING POWER

                             0
                      ----------------------------------------------------------
                      7  SOLE DISPOSITIVE POWER

                             0
                      ----------------------------------------------------------
                      8  SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

----------------------                                      -------------------

CUSIP No. - 459902-10-2                                     Page 3 of 8 Pages

----------------------                                      -------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          ESL Limited, a Bermuda corporation

--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [X]
                                                                       (b) [ ]

--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

         Bermuda
--------------------------------------------------------------------------------
                      5  SOLE VOTING POWER
  NUMBER OF
    SHARES                   0
 BENEFICIALLY
   OWNED BY
     EACH
  REPORTING
    PERSON
     WITH
                      ----------------------------------------------------------
                      6  SHARED VOTING POWER

                             0
                      ----------------------------------------------------------
                      7  SOLE DISPOSITIVE POWER

                             0
                      ----------------------------------------------------------
                      8  SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

----------------------                                      -------------------

CUSIP No. - 459902-10-2                                     Page 4 of 8 Pages

----------------------                                      -------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          ESL Institutional Partners, L.P., a Delaware limited partnership 06-1456821
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [X]
                                                                       (b) [ ]

--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                      5  SOLE VOTING POWER
  NUMBER OF
    SHARES                   0
 BENEFICIALLY
   OWNED BY
     EACH
  REPORTING
    PERSON
     WITH
                      ----------------------------------------------------------
                      6  SHARED VOTING POWER

                             0
                      ----------------------------------------------------------
                      7  SOLE DISPOSITIVE POWER

                             0
                      ----------------------------------------------------------
                      8  SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

                                                            -------------------

                                                            Page 5 of 8 Pages

                                                            -------------------
Item 1(a)         Name of Issuer:

                  International Game Technology

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  9295 Prototype Drive
                  Reno, Nevada 89511

Item 2(a)         Names of Persons Filing:

                  ESL Partners, L.P.
                  ESL Limited
                  ESL Institutional Partners, L.P.

Item 2(b)         Addresses of Principal Business Offices:

                  ESL Partners, L.P. and ESL Institutional Partners, L.P.:
                  One Lafayette Place
                  Greenwich, CT 06830

                  ESL Limited
                  Hemisphere House
                  9 Church Street
                  Hamilton, Bermuda

Item 2(c)         Citizenship:

                  ESL Partners, L.P. -- Delaware
                  ESL Limited -- Bermuda
                  ESL Institutional Partners, L.P. -- Delaware

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $.000625 per share

Item 2(e)         CUSIP Number:

                  459902-10-2

                                                            -------------------

                                                            Page 6 of 8 Pages

                                                            -------------------

Item 3            Status of Persons Filing:

                  (a) [ ] Broker or dealer registered under section 15 of the
                          Act (15 U.S.C. 78o);

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act (15
                          U.S.C. 78c);

                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

                  (d) [ ] Investment company registered under section 8 of the
                          Investment Company Act of 1940 (15 U.S.C. 80a-8);

                  (e) [ ] An investment adviser in accordance with Section
                          240.13d-1(b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Section 240.13d-1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in
                          accordance with Section 240.13d-1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j) [ ] Group, in accordance with Section
                          240.13d-1(b)(1)(ii)(J).

Item 4            Ownership:

                  (a) Amount Beneficially Owned: 0 shares of Common Stock, par value $.000625 per share.

                           This statement is filed on behalf of a group consisting of ESL Partners, L.P., a Delaware limited partnership ("ESL"), ESL Limited, a Bermuda corporation ("Limited"), and ESL Institutional Partners, L.P., a Delaware limited partnership ("Institutional"). The general partner of ESL is RBS Partners, L.P. (the "General Partner"). The general partner of the General Partner of ESL is ESL Investments, Inc., a Delaware corporation. ESL Investment Management, LLC, a Delaware limited liability company ("ESLIM"), is the investment manager of Limited. RBS Investment Management, LLC, a Delaware limited liability company ("RBSIM") is the general partner of Institutional. In the aforementioned capacities, ESL, Limited, and Institutional each may be deemed to be the beneficial owner of the shares of International Game Technology common stock, par value $.000625 per share, beneficially owned by the other members of the group.

                           As of December 31, 2000, (i) ESL was the record owner of no shares of common stock of International Game Technology; (ii) Limited was the record owner of no shares of common stock of International Game Technology; and (iii) Institutional was the record owner of no shares of common stock of International Game Technology.

                  (b)      Percent of Class: 0%.

                                                            -------------------

                                                            Page 7 of 8 Pages

                                                            -------------------

                  (c)      Number of shares as to which each person has:

                           (i)      sole power to vote or to direct the vote:

                                         See Item 5 of each cover page.

                           (ii)     shared power to vote or to direct the vote:
                                    0.

                           (iii) sole power to dispose or to direct the disposition of:

                                         See Item 7 of each cover page.

                           (iv) shared power to dispose or to direct the disposition of: 0.

Item 5            Ownership of 5% or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [X]

Item 6            Ownership of More than 5% on Behalf of Another Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By The Parent Holding
                  Company:

                  Not applicable.

Item 8            Identification and Classification of Members of the Group:

                  See Item 4(a).

Item 9            Notice of Dissolution of Group:

                  Not applicable.

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                            -------------------

                                                            Page 8 of 8 Pages

                                                            -------------------

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2001

                                   ESL PARTNERS, L.P.

                                   By: RBS Partners, L.P., its general partner
                                   By: ESL Investments, Inc., its general
                                       partner

                                       By: /s/ EDWARD S. LAMPERT
                                          -------------------------------------
                                             Edward S. Lampert
                                             Chairman

                                   ESL LIMITED

                                   By: ESL Investment Management, LLC,
                                       its investment manager

                                       By: /s/ EDWARD S. LAMPERT
                                          -------------------------------------
                                             Edward S. Lampert
                                             Managing Member

                                   ESL INSTITUTIONAL PARTNERS, L.P.

                                   By: RBS Investment Management, LLC,
                                       its general partner

                                       By: /s/ EDWARD S. LAMPERT
                                          -------------------------------------
                                             Edward S. Lampert
                                             Managing Member

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                   DESCRIPTION
-------                  -----------

   1 Joint Filing Agreement, dated as of December 23, 1999, entered into by and among ESL Partners, L.P., ESL
                         Limited and ESL Institutional Partners, L.P.
                         (incorporated herein by reference from Exhibit 1 to Schedule 13G filed on December 23, 1999).